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- Commodities
- Currencies
- Emerging Markets
- Strategies

Access the carry trade in G10 currencies via the new
iPath® Optimized Currency Carry ETN

U.S. Financial Professional

Access the latest:

- ETN Strategies
- Presentations
- Product Briefs, FAQs, and much more...

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OTHER EXCHANGE TRADED PRODUCTS

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IPATH ETNS OFFER

- Cost efficiency
- Daily exchange liquidity
- Index tracking

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GO NARROW, GO BROAD

More than 10 iPath Commodity ETNs to choose from.

Get diversified in a single trade >

DON'T LET A GOOD IDEA GET AWAY

View the making of the new iPath "origami" ads featuring Robert Lang, a noted physicist turned world-renowned origami artist.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 June 10, 2008

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank
PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting
www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A.
(“BGINA”), assists in the promotion of the Securities.  Barclays Global Investors, N.A.
and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.
© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.